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                                 Exhibit 99(a)

                       Press Release, dated May 24, 1996
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                                                                 EXHIBIT 99(a)



                                [PRESS RELEASE]


                             FOR IMMEDIATE RELEASE

                                Larrey G. Mouton
                     President and Chief Executive Officer
                           ISB Financial Corporation
                                 (318) 365-2361

                                Karen L. Knight
                     President and Chief Executive Officer
                            Jefferson Bancorp, Inc.
                                 (504) 368-1011


                                  May 24, 1996

             ISB Financial Corporation and Jefferson Bancorp, Inc.
                      Execute Definitive Merger Agreement


         New Iberia, Louisiana -- Larrey G. Mouton, president and chief executive officer of ISB Financial Corporation, and Karen L. Knight, president and chief executive officer of Jefferson Bancorp, Inc., announced today the execution of a definitive agreement under the terms of which ISB Financial Corporation intends to acquire Jefferson Bancorp in a cash transaction pursuant to which each share of Jefferson Bancorp will be acquired for $23.00 in cash which is equal to approximately 1.43 times the per share book value of Jefferson Bancorp's common stock at March 31, 1996. The total acquisition price will be approximately $51.2 million. The execution of the definitive agreement follows the previously announced signing of the letter of intent on March 29, 1996 between the parties.

         The merger will result in ISB Financial becoming a multi-bank holding company with over $900 million in assets with 23 offices in an eight-parish area of South Louisiana, including a new and significant presence in the greater New Orleans market through Jefferson Federal Savings Bank, the operating subsidiary of Jefferson Bancorp. Upon consummation of this acquisition, Jefferson Savings will operate as a separate subsidiary of ISB Financial Corporation under the name "Jefferson Savings Bank."

         "The merger of these two highly profitable, strongly capitalized companies is an important strategic move for ISB Financial. It reflects the company's strong commitment to expand throughout South Louisiana," said Mr. Mouton.

         Ms. Knight commented, "ISB Financial and Jefferson both have a strong focus on community banking. As a combined institution, we will provide our customers with a greater range of products and services. We believe this transaction is in our shareholders' best interest. We are especially pleased that the Jefferson name will continue after the transaction is complete."
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         Formed in 1953 as Jefferson Homestead Association, Jefferson Bancorp
(NASDAQ:JEBC) is the publicly traded holding company of Jefferson Federal, a FDIC-insured institution operating seven full-service offices in Jefferson and Orleans parishes.

         At March 31, 1996, Jefferson Bancorp had total assets of $265.0 million, deposits of $227.5 million and stockholders' equity of $35.4 million. The company had net income of $643,000 in the first quarter of 1996.

         ISB Financial Corporation (NASDAQ:ISBF), headquartered in New Iberia, Louisiana, is the holding company for Iberia Savings Bank, a 109-year, community-oriented, state chartered, FDIC insured savings bank operating 16 full-service offices in 10 communities in Lafayette, Acadia, Iberia, St. Martin, St. Mary and Vermilion parishes.

         At March 31, 1996, ISB Financial Corporation had assets of $623.7 million, deposits of $449.4 million and stockholders' equity of $120.8 million. ISB Financial had net income of $1.8 million, or $0.26 per share, in the first quarter of 1996.

         The acquisition of Jefferson Bancorp will be the second acquisition by ISB Financial Corporation since the mutual-to-stock conversion of Iberia Savings Bank in April, 1995. On May 3, 1996, ISB Financial Corporation completed the acquisition of Royal Bankgroup of Acadiana, Inc., which had $73.6 million of total assets at March 31, 1996, and its subsidiary, the Bank of Lafayette.

         Mr. Mouton stated that, "while the Jefferson transaction is expected to be neutral to ISB Financial's earnings per share in 1996, we anticipate that the addition of Jefferson Savings will enhance our future growth and will be accretive to earnings in the near future. In addition to our expanded revenue base, we also see opportunities to reduce the operating costs of the two banks."

         ISB Financial and Jefferson Bancorp anticipate closing the transaction in the fourth quarter of 1996. The transaction is contingent upon, among other things, approval by appropriate regulatory authorities and by shareholders of Jefferson Bancorp.

         Upon consummation of the merger, ISB Financial's Board of Directors will be comprised of its existing directors along with Ms. Knight, current Chairman of the Board, President and Chief Executive Officer of Jefferson Bancorp.

         Commenting further on the proposed transaction, Mr. Mouton stated, "We are very pleased at the prospect of Jefferson Savings becoming a part of ISB Financial Corporation. Jefferson has demonstrated a solid commitment to the communities it serves and we believe the greater New Orleans market presents significant growth potential for our company. This acquisition will give us a significant market share in the metropolitan New Orleans area, an entirely new market to us."

         Ms. Knight added, "We look forward to the affiliation of Jefferson Savings with ISB Financial. We believe this transaction is in the best interest of Jefferson Savings and its stockholders, employees, and customers. Our customers will be well-served by the combined company, which will continue Jefferson Savings' tradition of providing quality service and products to our customers further enhanced by ISB's quality of support."





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